Exhibit 99

FOR IMMEDIATE RELEASE

                        Contact: John Tyson
                                 616-724-5406

     SPX CORPORATION COMMENCES CASH TENDER OFFER FOR
      OUTSTANDING 11 3/4 SENIOR SUBORDINATED NOTES

      Muskegon, MI - March 11, 1996 -- SPX Corporation (NYSE:SPW) today announced that it has commenced a tender offer to purchase for cash all of its outstanding 11 3/4% Senior Subordinated Notes due 2002, approximately $128,415,000 in principal amount. Under the terms of the offer, the company will purchase the outstanding Notes at a price determined by reference to a fixed spread of 35 basis points over the yield to maturity of United States Treasury 5 3/8% Notes due May 31, 1998 at 3:00 p.m. New York City time on March 25, 1997 (of which an amount equal to 1% of the principal amount of each Note purchased shall constitute a consent payment for the consents referred to below that will only be paid for Notes tendered on or prior to March 25, 1997 unless that date is extended), plus accrued and unpaid interest up to (but excluding) the date of payment of such purchase price.

      In connection with the tender offer, SPX is also seeking consents to certain proposed amendments to the Indenture under which the Notes were issued. The purpose of the proposed amendments is to eliminate certain restrictive covenants and other provisions contained in the Indenture, thereby affording the company additional financial and operational flexibility.

      The tender offer will expire at 5:00 p.m., New York City time, on April 9, 1997, unless it is extended or terminated earlier. Payment for tendered Notes will be made in immediately available funds on the third business day following expiration of the tender offer. SPX will use currently available cash and cash equivalents to purchase the Notes.

     Goldman, Sachs & Co. will act as Dealer Managers for the tender offer and consent solicitation. The information Agent is Kissel-Blake Inc., and the Depository is The Bank of New York.

      Persons with questions regarding the tender offer and consent solicitation should contact the Dealer Managers at (800-828-3182) or the Information Agent at (800-554-7733).

      SPX Corporation is a global provider of Vehicle Service Solutions to franchised dealers and independent service locations, Service Support to Vehicle Manufacturers, and original equipment components to the worldwide motor vehicle industry.